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                             AMES DEPARTMENT STORES, INC.            Exhibit 20
                               AUGUST RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                               August, 1995           Fiscal 1995 Year-to-Date
                                                Last                       Last
                              ActualPlan (a)  Yr (b)   Act(c) Plan (a)   Yr (b)
INCOME SUMMARY:
Net Sales                    $152.4  $154.0   $149.9 $1,098.2 $1,104.0 $1,076.9

FIFO  Margin     $             36.5    39.6     39.9    285.5    294.9    290.0
      Margin     %             24.0%   25.7%    26.6%    26.0%    26.7%    26.9%

Total Expenses                (42.9)  (43.9)   (44.9)  (311.1)  (318.0)  (323.0)

Other Income/Property Gains     2.1     2.6      2.5     21.7     17.3     23.3
                             ---------------------------------------------------
EBITDA                         (4.3)   (1.7)    (2.5)    (3.9)    (5.8)    (9.7)

Depreciation and Amort (net)   (0.2)   (0.3)       -     (1.4)    (1.4)     1.0
Net Interest Expense           (2.1)   (2.3)    (2.1)   (13.6)   (15.6)   (14.9)
Other Income (Expense),
      Including LIFO              -       -     (0.1)     1.0        -     (3.5)
Non-Recur Gain - Wertheim Set     -       -        -        -        -     12.0
Extra. Item, Net of Tax           -       -        -        -        -     (1.5)
Non-Cash Inc. Tax (Prov.) Ben   2.0     1.3      1.5      5.4      6.9      4.9

                             ---------------------------------------------------
Net Income (Loss)             ($4.6)  ($3.0)   ($3.2)  ($12.5)  ($15.9)  ($11.7)
                             ===================================================


                                                      Balance at end of Period
                                                                         Last
                                                      Actual  Plan (a)   Yr (b)
                                                     ---------------------------
BALANCE SHEET SUMMARY:
Cash and Cash Equivalents                               $23.3    $23.5    $29.1
Merchandise Inventories, LIFO                           511.3    500.9    508.2
Other Current Assets                                     46.2     46.8     46.5
                                                     ---------------------------
      Total Current Assets                              580.8    571.2    583.8
Net Fixed Assets                                         49.7     56.3     34.5
Long-Term Assets                                          4.6      4.9      7.2
                                                     ---------------------------
      Total Assets                                     $635.1   $632.4   $625.5
                                                     ===========================

Trade Accounts Payable                                 $140.1   $120.8   $124.6
Short-Term Debt (Revolver)                              128.9    150.0    112.1
Other Current Liabilities                               158.2    150.2    172.5
                                                     ---------------------------
      Total Current Liabilities                         427.2    421.0    409.2

Long-Term Debt                                           26.1     36.4     42.0
Other Long-Term Liabilities                              42.5     40.3     50.6

Unfavorable Lease Liability                              21.8     21.8     23.8
Fresh-start Excess Net Assets (Negative Goodwill)        45.1     45.1     51.2

Paid-In-Capital                                          81.0     80.3     73.5
Retained Earnings (Deficit)                              (8.6)   (12.5)   (24.8)
                                                     ---------------------------
      Total Stockholders' Equity                         72.4     67.8     48.7
                                                     ---------------------------
      Total Liabilities & Equity                       $635.1   $632.4   $625.5
                                                     ===========================

  (a) As reported on Form 8-K dated August 18, 1995.
  (b) Certain reclassifications have been made to the fiscal 1994 account balances to conform to the current year presentation.
  (c) Total expenses have been increased and EBITDA reduced by $1.1 million in cash disbursements related to the closing of a distribution center for which a closing reserve had been established during fiscal 1994. Net income has not been affected by these disbursements as other income/ expense includes an offset of $1.1 million.

NOTE: EBITDA is earnings (loss) before net interest expense, income taxes, LIFO expense, extraordinary or non-recurring items, depreciation and amortization and other non-cash charges.

                                    Page 6 of 7
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